                                                                      EXHIBIT 12

                              BRE PROPERTIES, INC.

                                 STATEMENT RE:
                       COMPUTATION OF RATIOS OF EARNINGS
                                TO FIXED CHARGES

                                                                              Year Ended December 31,
                                             --------------------------------------------------------------------------------------
(dollar amounts in thousands)                      1999              1998              1997             1996              1995
                                                   ----              ----              ----             ----              ----
Net income before gains (loss) on sales
  of investments in rental properties
  and minority interest in income                $78,609          $66,727           $49,345          $37,014           $21,789
Provision for nonrecurring charges                 1,250            2,400                 -                -             2,000
Minority interest not convertible into
 Common Stock                                       (600)             (98)                -                -                 -
                                                 --------         --------          -------          -------           -------
                                                 $79,259          $69,029           $49,345          $37,014           $23,789
                                                 ========         ========          =======          =======           =======

Fixed charges:
 Interest                                        $41,695          $35,598           $21,606          $16,325           $ 7,973
 Capitalized interest                              9,485           12,606             1,178              269                 -
 Preferred stock dividends                         4,182                -                 -                -                 -
 Other                                               144              112               112              108               105
                                                 --------         --------          -------          -------           -------
                                                 $55,506          $48,316           $22,896          $16,702           $ 8,078
                                                 ========         ========          =======          =======           =======

Net income before gains (loss) on sales
 of investments in rental properties
 and minority interest in income and
 provision for nonrecurring charges and
 fixed charges, excluding capitalized           $121,098          $104,739           $71,063          $53,447           $31,867
 interest and preferred stock dividends         ========          ========           =======          =======           =======
Divided by fixed charges                         $55,506           $48,316           $22,896          $16,702            $8,078
Ratio of earnings to fixed charges              --------          --------           -------          -------           -------
                                                     2.2               2.2               3.1              3.2               4.0
                                                =========         ========          ========         ========           =======